Exhibit 10.1

                    This AGREEMENT (the “Agreement”) is entered into on this 10th day of April, 2007, between UNITED RENTALS, INC., a Delaware corporation (the “Company”), and WAYLAND R. HICKS (“Executive”).

                    WHEREAS the Executive has advised the Company of his intention to retire and the Company and Executive wish to memorialize the arrangements that have been agreed upon relating to such retirement;

                    NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as set forth below:

                    1.  Defined Terms.  Unless a different meaning is specifically set forth herein, all defined terms used in this Agreement shall have the same meaning as set forth in the Executive’s Employment Agreement with the Company entered into on April 8, 2004 (“Employment Agreement”).

                    2.  Retirement Date.  Executive hereby elects to terminate his employment due to retirement effective immediately after the conclusion of the Company’s 2007 annual meeting of shareholders, which is currently scheduled to occur on June 4, 2007 (“Retirement Date”).  The Company agrees that all notice requirements related to Executive’s retirement have been waived.

                    3.  Continued Board Service.  Following his Retirement Date, Executive shall continue to serve thereafter at the pleasure of the Board as a non-employee member thereof and as its Vice Chairman.  Executive shall receive compensation, reimbursement of expenses, and benefits, including without limitation, indemnification and coverage under directors’ and officers’ liability insurance policies, with respect to his services to the Board following his Retirement Date on the same basis as all other non-employee directors.

                    4.  Confirmation of Existing Arrangements.  Executive shall continue to receive his normal compensation and benefits through his Retirement Date and thereafter shall receive the benefits that are provided for under Sections 5(a)(i) and 5(f) of his Employment Agreement, including, without limitation, the vesting of restricted stock covered by the Senior Restricted Stock Agreement, and Executive shall retain his right to payment, if any under Sections 13 and 22 of his Employment Agreement in accordance with their terms.  The Company shall timely file any registration statements required to be filed under Section 3(d)(ii) of the Employment Agreement.  The Company acknowledges (A) that (i) all of Executive’s options to purchase common stock of the Company may be exercised until the expiration of their respective terms, not withstanding any termination of Executive’s employment, (ii) Executive may pay the required exercise price of such options by using a customary cashless exercise procedure through a broker dealer, and (iii) any required withholding taxes that must be satisfied in connection with the exercise of such options will be satisfied by the Company by deducting shares sufficient to satisfy such withholding, all as approved by the Compensation Committee of the Board at its meeting held on January 3, 2003, and (B) that the terms of the letter agreement, dated April 21, 2003, between the Company and Executive, which provide for, among other things, (i) the extension until April 10, 2013 of Executive’s right to exercise his prior option grants (a) for 225,000 shares at $21.9375, (b) for 50,000 shares at $20, and (c) for 50,000 shares at $15, and (ii) the termination of the provisions of Section 5(e) of the Senior Restricted Stock Agreement, are, and shall continue after his Retirement Date, in full force and effect.  Executive’s Indemnification Agreement with the Company also shall continue in full force and effect after his Retirement Date in accordance with its terms.

                    5.  Compliance with Code Section 409A.  The parties intend that all payments or benefits (collectively, “Payments”) required to be provided under this Agreement, to the extent treated as involving one or more payments of deferred compensation subject to Code Section 409A, be made on a basis that represents good faith compliance with the existing guidance provided under such Section issued prior to the date hereof (“Existing Guidance”).  To the extent any issue arises as to whether the basis for making any Payment is consistent with good faith compliance, the parties agree to discuss and attempt to resolve such issue in good faith.  The parties agree to permit Executive to file a new election to accelerate to the earliest permissible date the payment of previously vested and deferred restri cted stock uni ts under the grant made to him on April 8, 2004, on a basis consistent with Existing Guidance.

                    6.  Effect on Other Provisions of Employment Agreement.  The provisions of the Employment Agreement shall continue to govern the conduct, rights, remedies and obligations of the parties through and after his Retirement Date in accordance with their terms, and the provisions of Sections 6 through 11 of the Employment Agreement shall continue in effect following Executive’s Retirement Date in accordance with their stated duration.  In the case of conflict between this Agreement and the terms of the Employment Agreement or of any other agreement between Executive and the Company, the provisions of this Agreement shall govern and be controlling.  The provisions of Sections 12 and 15 and 17 through 21 of the Employment Agreement shall apply to this Agreement as if fully set forth herein.  The provisions of this Agreement may not be modified except by a further writing signed by Executive and the Company.

                    IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date first written above.

UNITED RENTALS, INC.

	By:	/s/ Roger E. Schwed

	Name:	Roger E. Schwed
	Title:	EVP and General Counsel
Date: April 10, 2007
WAYLAND R. HICKS (“Executive”)

/s/ Wayland R. Hicks
Date: April 10, 2007